Exhibit 4.3

Coca-Cola Refreshments USA, Inc.

and

The Coca-Cola Company

and

Deutsche Bank Trust Company Americas,
as Trustee

Third Supplemental Indenture

Dated as of July 5, 2017

to

Indenture

Dated as of July 30, 1991

relating to

8.500% Debentures due February 1, 2022

THIRD SUPPLEMENTAL INDENTURE, dated as of July 5, 2017, among Coca-Cola Refreshments USA, Inc., a Delaware corporation (the “Company”), The Coca-Cola Company, a Delaware corporation (the “Parent”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company did heretofore execute and deliver to the Trustee an Indenture dated as of July 30, 1991 (the “Base Indenture”), as supplemented by the first supplemental indenture dated as of January 29, 1992 and the second supplemental indenture dated as of June 22, 2017 (the Base Indenture, as amended, supplemented, or otherwise modified, the “Indenture”) providing for the issuance from time to time of its unsecured and unsubordinated debentures, notes or other evidences of indebtedness (the “Securities”), unlimited as to principal amount, to bear such rates of interest, to mature at such time or times, to be issued in one or more series, including the 8.500% Debentures due February 1, 2022 (CUSIP/ISIN: 191219AP9/US191219AP96)] (the “Amended Series”);

WHEREAS, the Company is a wholly-owned subsidiary of the Parent;

WHEREAS, the Parent has determined it to be in the best interest of the Parent and the Parent’s stockholders to guarantee all of the Company’s payment obligations under the Amended Series issued pursuant to the Indenture;

WHEREAS, the Company desires to amend certain terms of the Indenture (collectively, the “Proposed Amendments”) with respect to the Amended Series;

WHEREAS, Section 9.02 of the Indenture expressly permits the Company and the Trustee to enter into one or more supplemental indentures with the consent of the Holders of at least 66 2/3% in principal amount of the Outstanding Securities of each series affected by such amendment or supplement (the “Required Consent”);

WHEREAS, the Company has obtained the Required Consent for each of the Amended Series;

WHEREAS, for the purposes hereinabove recited, and pursuant to due corporate action, the Company and the Parent have duly determined to execute and deliver to the Trustee this Third Supplemental Indenture; and

WHEREAS, all conditions and requirements necessary to make this Third Supplemental Indenture a valid, legal and binding instrument in accordance with its terms have been done and performed, and the execution and delivery hereof have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the premises set forth above, the Company and the Parent hereby request that the Trustee join with them in the Third Supplemental Indenture to amend the following Sections of the Indenture as follows:

Section 1.           Capitalized Terms.

(a)           Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 2.           Amendments.

(a)           With respect to the Amended Series only, Section 1.01 of the Indenture is supplemented by the addition of the following:

““Guarantor” means The Coca-Cola Company, a Delaware corporation.”

(b)           With respect to the Amended Series only, Section 4.10 of the Indenture is hereby deleted in its entirety and replaced as follows:

“[RESERVED]”

(c)           With respect to the Amended Series only, Section 4.11 of the Indenture is hereby deleted in its entirety and replaced as follows:

“[RESERVED]”

(d)           With respect to the Amended Series only, Section 5.01 of the Indenture is hereby deleted in its entirety and replaced as follows:

“Section 5.01 When the Guarantor May Merge, etc. The Guarantor shall not consolidate with or merge with or into, or transfer all or substantially all of its assets to, any Person unless:

(1)           such Person expressly assumes by supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Guarantor under the Securities and this Indenture (in which case all such obligations of the Guarantor shall terminate); and

(2)           the Guarantor shall deliver to the Trustee prior to the proposed transaction a Guarantors Officers’ Certificate and an Opinion of Counsel, each of which shall state that such consolidation, merger or transfer and such supplemental indenture comply with this Article 5 and that all conditions precedent herein provided for relating to such transaction have been complied with.”

(e)           With respect to the Amended Series only, Section 5.02 of the Indenture is hereby deleted in its entirety and replaced as follows:

“Section 5.02 Successor Person. Upon any consolidation or merger, or any transfer of all or substantially all of the assets, of the Guarantor in accordance with Section 5.01, the successor Person formed by such consolidation or into which the Guarantor is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of the Guarantor under this Indenture with the same effect as if such successor Person had been named as the Guarantor herein, and the Guarantor shall be relieved of any further obligation under this Indenture and the Securities and coupons.”

(f)            With respect to the Amended Series only, Section 6.01(4) of the Indenture is hereby deleted in its entirety and replaced as follows:

“[RESERVED]”

(g)           With respect to the Amended Series only, all references to Section 4.10 (Restrictions on Liens), Section 4.11 (Restrictions on Sale and Leaseback Transactions) and Clause (4) of Section 6.01 (Events of Default) in the Indenture are hereby deleted in their entirety.

(h)           With respect to the Amended Series only, the failure to comply with the terms of any of the Sections of the Indenture set forth in clause (b), (c) or (f) above shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture.

(i)            With respect to the Amended Series only, all definitions set forth in Section 1.01 of the Indenture that relate to defined terms used solely in any of the Sections of the Indenture set forth in clause (b), (c) or (f) above and not in any other Sections of the Indenture are hereby deleted in their entirety.

Section 3.           Guarantee.

(1)           The Parent hereby irrevocably and unconditionally guarantees to the Holders of each of the Amended Series and to Trustee that:

(a)           the principal of, premium, if any, on, and interest, if any, on such Amended Series will be promptly paid in full when due and payable, whether at maturity, by acceleration or redemption, or otherwise, and interest on the overdue principal of, premium, if any, on, and interest, if any, on such Amended Series, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(b)         in case of any extension of time of payment or renewal of such Amended Series or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

The Parent agrees that this is a guarantee of payment and not a guarantee of collection.

(2)           The Parent hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of each of the Amended Series or this Third Supplemental Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

Section 4.           The Parent as a Party. The Parent hereby becomes a party to the Indenture solely with respect to its obligations under (i) Sections 5.01 and 5.02 of the Indenture and (ii) Section 3 of this Third Supplemental Indenture, in both cases, with respect to the Amended Series only.

Section 5.           Amendments to Securities.

The terms of each of the Amended Series, including any series of Securities issued in global form or otherwise, are hereby deemed to be amended, mutatis mutandis, to correspond to the amendments to the Indenture set forth in this Third Supplemental Indenture.

Section 6.           Separability Clause.

In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 7.           Miscellaneous.

(a)           Ratification of Indenture. The Indenture, as amended and supplemented by this Third Supplemental Indenture, is in all respects ratified and confirmed, and this Third Supplemental Indenture shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

(b)           GOVERNING LAW. THIS THIRD SUPPLEMENTAL INDENTURE, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS THIRD SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(c)           Counterparts. This Third Supplemental Indenture may be executed in several counterparts, each of which shall be an original, and all collectively shall be one and the same instrument. The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture and signature pages for all purposes.

(d)           The Trustee. The Trustee accepts the amendments of the Indenture effected by this Third Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Parent, or for or with respect to (i) the proper authorization hereof by the Company or the Parent by action or otherwise, (ii) the due execution hereof by the Company or the Parent or (iii) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

(e)           Notice to the Trustee. Any notice, direction, request or demand by the Company, the Parent or any Holder of Securities to or upon the Trustee shall be deemed to have been sufficiently given or served by being deposited postage prepaid, first-class mail (except as otherwise specifically provided in the Indenture) addressed to Deutsche Bank Trust Company Americas, 60 Wall Street, 16th Floor, New York, New York 10005, Attention: Trust and Securities Services.

(f)            Notice to the Parent. Any notice, direction, request or demand by the Company, the Trustee or any Holder of Securities to or upon the Parent shall be deemed to have been sufficiently given or served by being deposited postage prepaid, first-class mail (except as otherwise specifically provided in the Indenture) addressed to One Coca-Cola Plaza, Atlanta, Georgia 30313, to the attention of the Treasurer, with a copy to the attention of the General Counsel of the Company at the same address.

(g)           PATRIOT Act.  In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), the Trustee is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee. Accordingly, each of the parties agree to provide to the Trustee, upon its reasonable request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee to comply with Applicable Law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

COCA-COLA REFRESHMENTS USA, INC., as the Company

By:	/s/ Doug Herndon
Name:	Doug Herndon
Title:	Vice President and Chief Financial Officer

[Seal]

Attest:

/s/ Jennifer Manning
Jennifer Manning
Secretary

[Signature Page to Third Supplemental Indenture]

THE COCA-COLA COMPANY, as the Parent

By:	/s/ Christopher P. Nolan
Name:	Christopher P. Nolan
Title:	Vice President and Treasurer

[Seal]

Attest:

/s/ Jennifer Manning
Jennifer Manning
Secretary

[Signature Page to Third Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Carol Ng
	Name:	Carol Ng
	Title:	Vice President

By:	/s/ Nigel W. Luke
	Name:	Nigel W. Luke
	Title:	Vice President

[Signature Page to Third Supplemental Indenture]